Exhibit 2.3

FORM OF TAX MATTERS AGREEMENT (this “Agreement”), dated as of [                ], 2018, by and between HONEYWELL INTERNATIONAL INC., a Delaware corporation (“HII”), and RESIDEO TECHNOLOGIES, INC., a Delaware corporation (“SpinCo”, and HII and SpinCo, collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, SpinCo is a wholly-owned subsidiary of HII and a member of the affiliated group of which HII is the common parent;

WHEREAS, pursuant to the Separation Agreement, HII and SpinCo have effected or agreed to effect (i) the Reorganization (the steps of which are described in Schedule I of the Separation Agreement) and (ii) the Distribution (together, the “Transactions”);

WHEREAS, the Parties believe the Distribution will provide greater flexibility for management, capital requirements and growth of the SpinCo Business and will enable HII senior management to focus its time and resources on the development of the HII retained businesses;

WHEREAS, the Parties intend that each of the applicable Transactions qualify for its Intended Tax Treatment;

WHEREAS, as a result of and upon the Distribution, SpinCo and its Subsidiaries will cease to be members of the Honeywell Group; and

WHEREAS, the Parties desire to allocate the Tax responsibilities, liabilities and benefits of transactions that occur on or prior to, and that may occur after, the Distribution Date and to provide for and address certain other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definition of Terms. The following terms shall have the following meanings. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

“10% Acquisition Transaction” has the meaning set forth in Section 4.06.

“Accounting Firm” has the meaning set forth in Section 3.01(d).

“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code) of the trades or businesses described in the Tax Opinion Representations for purposes of satisfying the requirements of Section 355(b) of the Code as it applies to the Transactions with respect to the businesses conducted by members of the SpinCo Group that are the ATB Entities.

“Agreement” has the meaning set forth in the preamble.

“ATB Entities” means the entities listed on Schedule [    ].

“Code” means the Internal Revenue Code of 1986, as amended.

“Determination” means (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including as a result of the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as the responsible Party determines that no action should be taken to recoup that payment and the other Party agrees.

“E&P” has the meaning set forth in Section 2.02(b)(iv).

“Gain Recognition Agreement” means any agreement to recognize gain that is described in Treasury Regulation Section 1.367(a)-8 and entered into in connection with the Transactions and to which any member of the Honeywell Group or the SpinCo Group is a party.

“Honeywell Group” means HII and each of its Subsidiaries, including any Person that becomes a Subsidiary of Honeywell as a result of transactions that occur following the Distribution in accordance with the Plan of Reorganization, but excluding any member of the SpinCo Group.

“Honeywell Separate Return” means a Tax Return of any member of the Honeywell Group (including any consolidated, combined, affiliated, unitary or similar Tax Return) to the extent that it does not include, for all or any portion of the relevant taxable period, any member of the SpinCo Group.

“HII” has the meaning set forth in the preamble.

“HII Consolidated Group” means any consolidated, combined, affiliated, unitary or similar group of which (i) any member of the Honeywell Group is or was a member and (ii) any member of the SpinCo Group is or was a member.

“Indemnification Agreement” means the Indemnification and Reimbursement Agreement, dated as of [            ], 2018, by and among HAPI and HII.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.

“Indemnity Payment” means an indemnity payment contemplated by this Agreement and the Separation Agreement. For the avoidance of doubt, any payments under the Indemnification Agreement shall not be treated as an Indemnity Payment hereunder.

“Intended Tax Treatment” means, with respect to each of the applicable Transactions, the U.S. Federal income tax consequences (if any) set forth for such Transaction in Appendix A.

“IRS” means the U.S. Internal Revenue Service.

“Joint Return” means any Tax Return (i) that includes both a member of the Honeywell Group and a member of the SpinCo Group or (ii) of an entity that reflects items attributable to both the Honeywell Business and the SpinCo Business.

“Ordinary Taxes” means Taxes other than (i) Transaction Taxes and (ii) Transfer Taxes.

“Parties” has the meaning set forth in the preamble.

“Post-Distribution Tax Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Tax Period” means any taxable period (or portion thereof) that ends on or before the Distribution Date.

“Prime Rate” means the “prime rate” as published in The Wall Street Journal, Eastern Edition.

“Privilege” means all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.03(b).

“Protective Section 336(e) Election” means, with respect to an entity, a protective election under Section 336(e) of the Code and Section 1.336-2(j) of the Regulations (and any similar provision of U.S. state, local or non-U.S. Law for such jurisdictions as HII shall determine at its sole discretion) to treat the disposition of the Stock of such entity, pursuant to the Reorganization or the Distribution, as a deemed sale of the assets of such entity in accordance with Section 1.336-2(h) of the Regulations (or any similar provision of U.S. state, local or non-U.S. Law).

“Records” has the meaning set forth in Section 5.01.

“Refund Recipient” has the meaning set forth in Section 2.03.

“Regulations” means the Treasury regulations promulgated under the Code.

“Reportable Transaction” means a reportable or listed transaction as defined in Section 6011 of the Code or the Regulations promulgated thereunder, other than a loss transaction as defined in Regulations Section 1.6011-4(b)(5).

“Restricted Period” has the meaning set forth in Section 4.03(a).

“Ruling” means a private letter ruling (including any supplemental ruling) sought or issued by the IRS in connection with the Transactions, including in connection with the actions prohibited under Section 4.03(a) of this Agreement, whether granted prior to, on or after the date hereof.

“Satisfactory Guidance” has the meaning set forth in Section 4.04(c).

“Section 355 Entities” means the entities listed on Schedule [    ].

“Separation Agreement” means the Separation and Distribution Agreement dated as of the date of this Agreement by and between HII and SpinCo, including the Schedules thereto.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Group” means (a) SpinCo, (b) each Person that will be a Subsidiary of SpinCo immediately prior to the Distribution, including the entities set forth on Schedule IV of the Separation Agreement under the caption “Subsidiaries”, and (c) each Person that becomes an Affiliate of SpinCo after the Distribution, including in each case any Person that is merged or consolidated with or into SpinCo or any Affiliate of SpinCo and any Person that becomes an Affiliate of SpinCo as a result of transactions that occur following the Distribution in accordance with the Plan of Reorganization.

“SpinCo SAG” has the meaning set forth in Section 4.03(a)(v).

“SpinCo Separate Return” means a Tax Return of any member of the SpinCo Group (including any consolidated, combined, affiliated or unitary Return) to the extent that it does not include, for all or any portion of the relevant taxable period, any member of the Honeywell Group.

“SpinCo Stock” means (i) all classes or series of stock or other equity interests of SpinCo and (ii) all other instruments properly treated as stock of SpinCo for U.S. Federal income Tax purposes.

“Straddle Period” has the meaning set forth in Section 2.05(b).

“Subsidiary” means, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person and/or one or more Subsidiaries of such Person has either (i) a majority ownership in the equity thereof; (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity; or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

“Tax Advisor” means a Tax counsel or other Tax advisor of recognized national standing in the relevant jurisdiction.

“Tax Attribute” has the meaning set forth in Section 2.04.

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding, in each case by any Taxing Authority.

“Tax Dispute” has the meaning set forth in Section 5.06.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, previously taxed income or any other item (including the basis or adjusted basis of property) which increases or decreases Taxes paid or payable in any taxable period.

“Tax Opinion Representations” means representations regarding certain facts in existence at the applicable time made by HII and SpinCo that serve as a basis for the Tax Opinions.

“Tax Opinion” means either or both of the written opinions of Cleary Gottlieb Steen & Hamilton LLP and KPMG LLP, issued to HII to the effect that each of the applicable Transactions will qualify for its Intended Tax Treatment.

“Tax Opinions/Rulings” means (i) any Ruling and (ii) any opinion of a Tax Advisor relating to the Transactions, including those issued on the Distribution Date or to allow a party to take actions otherwise prohibited under Section 4.03(a) of this Agreement.

“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to, (i) for purposes of Article III, Taxes other than payroll and employment related Taxes and (ii) for all other purposes of this Agreement, Taxes, in each case, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.

“Tax Return Preparer” means with respect to a Tax Return, the Party that is required to prepare any such Tax Return pursuant to Section 3.01(a) or (b), as applicable.

“Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including in each case, charges in the nature of a tax, together with any related interest, penalties and other additional amounts.

“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

“Transaction Tax Contest” means a Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.

“Transaction Taxes” means all (i) Taxes imposed on any member of the Honeywell Group or any member of the SpinCo Group resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment, (ii) Taxes imposed on any third party resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment for which any member of the Honeywell Group or any member of the SpinCo Group is or becomes liable for any reason and (iii) reasonable, out-of-pocket legal, accounting and other advisory costs or court fees incurred in connection with liability for Taxes described in clause (i) or (ii).

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, net value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed).

“Unqualified Tax Opinion” has the meaning set forth in Section 4.04(d).

ARTICLE II

Allocation of Tax Liabilities and Tax Benefits

SECTION 2.01. HII Indemnification of the SpinCo Group. After the Distribution, HII shall be liable for, and shall indemnify and hold the members of the SpinCo Group harmless from, the following Taxes:

(a) Ordinary Taxes of members of the Honeywell Group for any taxable period; and

(b) Transaction Taxes;

in each case, other than Taxes for which SpinCo is liable under Section 2.02.

SECTION 2.02. SpinCo Indemnification of the Honeywell Group. After the Distribution, SpinCo shall be liable for, and shall indemnify and hold the members of the Honeywell Group harmless from, the following Taxes:

(a) Ordinary Taxes, in each case, for any taxable period incurred by or attributable to (i) the entities set forth on Schedule 2.02(a) or (ii) any other member of the Honeywell Group or the SpinCo Group to the extent attributable to the SpinCo Business as reasonably determined by HII;

(b) Transaction Taxes attributable in whole or in part to:

(i) the failure to be true when made or deemed made of (A) any statement or representation of fact or intent (or omission to state a material fact) in Section 4.01 that relates to the SpinCo Group, (B) any Tax Opinion Representation made by SpinCo or (C) any representation made by SpinCo, any Subsidiary or controlling shareholder of SpinCo, any counterparty to any Proposed Acquisition Transaction or any of such counterparty’s Affiliates for purposes of obtaining a Ruling or an Unqualified Tax Opinion intended to be Satisfactory Guidance;

(ii) any action or omission by any member of the SpinCo Group in breach of the covenants set forth herein (including those in Section 4.03), in any other Ancillary Agreement or in the Separation Agreement;

(iii) the application of Section 355(e) or 355(f) of the Code to any of the Transactions by virtue of any acquisition (or deemed acquisition) of SpinCo Stock (including newly issued SpinCo Stock) or assets of any member of the SpinCo Group;

(iv) a determination that the Distribution was used principally as a device for the distribution of earnings and profits (“E&P”) within the meaning of Section 355(a)(1)(B) of the Code if such determination was based in whole or in part on any sale or exchange of SpinCo Stock or on any distribution on SpinCo Stock occurring after the Distribution in excess of SpinCo’s E&P; or

(v) any other action or omission taken after the Distribution by SpinCo or any member of the SpinCo Group, except to the extent such action or omission is otherwise expressly required or permitted by this Agreement (other than under Section 4.04), any other Ancillary Agreement or the Separation Agreement;

(c) Any and all Transfer Taxes incurred by the Honeywell Group or the SpinCo Group as a result of the Transactions; and

(d) Notwithstanding anything in Section 2.01 or this Section 2.02 to the contrary, any and all Taxes incurred by the Honeywell Group or the SpinCo Group as a result of the Reorganization transactions that result in a Tax benefit for any member of the SpinCo Group, as determined by HII in its sole discretion.

SECTION 2.03. Refunds, Credits and Offsets.

(a) Subject to Section 2.04 , if any member of the Honeywell Group or any member of the SpinCo Group receives any refund of any Taxes or any amount of value-added Tax for which the other Party is liable under Sections 2.01 or 2.02 (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest, but net of any Taxes imposed with respect to receipt of such refund) or value-added Tax within 10 business days of receipt or accrual; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event such Refund Recipient is required to repay such refund. In the event a Party would be a Refund Recipient but for the fact it applied a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund, and shall be paid within 10 business days of the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.

(b) If one Party reasonably so requests, the other Party (at the first Party’s expense) shall file for and pursue any refund to which the first Party is entitled under this Section; provided that the other Party need not pursue any refund on behalf of the first Party unless the first Party provides the other Party a certification by an appropriate officer of the first Party setting forth the first Party’s belief (together with supporting analysis) that the Tax treatment of the Tax Items on which the entitlement to such Refund is based is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

SECTION 2.04. Carrybacks. If a Tax Return of any member of the SpinCo Group for any taxable period ending after the Distribution Date reflects any net operating loss, net capital loss, excess Tax credit or other Tax attribute (a “Tax Attribute”), then the applicable member of the SpinCo Group shall waive the right to carry back any such Tax Attribute to a Tax Return described in Section 3.01(a) for a Pre-Distribution Tax Period to the extent permissible under applicable Law. In the event that any member of the SpinCo Group is required to carry back a Tax Attribute to a Tax Return described in Section 3.01(a) for a Pre-Distribution Tax Period, then (i) no payment with respect to such carryback shall be due to any member of the SpinCo Group from HII and (ii) if any member of the SpinCo Group receives any refund, credit or offset of any Taxes in connection with such carryback, SpinCo shall promptly pay to HII the full amount of such refund or the economic benefit of the credit or offset (including interest, but net of any Taxes imposed with respect to such refund).

SECTION 2.05. Allocation of Certain Income Taxes and Income Tax Items.

(a) If HII determines, in its sole discretion, to close the taxable year of any member of the SpinCo Group for all Tax purposes as of the end of the Distribution Date, HII and SpinCo shall take all commercially reasonable actions necessary or appropriate to so close such taxable year, to the extent permitted by applicable Law.

(b) For any taxable period that includes (but does not end on) the Distribution Date (a “Straddle Period”), Taxes for the Pre-Distribution Tax Period shall be computed (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes generally, as if the taxable period ended as of the close of business on the Distribution Date and, in the case of any such other Taxes that are attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable U.S. state, local or non-U.S. Law), as if the taxable period of that entity ended as of the close of business on the Distribution Date (whether or not such Taxes arise in a Straddle Period of the applicable owner); provided that HII may elect to allocate Tax Items (other than any extraordinary Tax Items) ratably in the month in which the Distribution occurs (and if HII so elects, SpinCo shall so elect) as described in Treasury Regulation Section 1.1502–76(b)(2)(iii) and corresponding provisions of U.S. state, local or non-U.S. Tax Laws.

(c) Transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, SpinCo or any of its Affiliates shall be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502–76(b)(1)(ii)(B) (and any comparable or similar provision under U.S. state, local or non-U.S. Laws or regulations, provided that if there is no comparable or similar provision under U.S. state, local or non-U.S. Laws or regulations, then the transaction will be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502–76(b)(1)(ii)(B)) and as such shall for purposes of this Agreement be treated (and consistently reported by the Parties) as occurring in a Post-Distribution Tax Period of SpinCo or an Affiliate of SpinCo, as appropriate.

(d) Tax Attributes determined on a consolidated or combined basis for taxable periods ending before or including the Distribution Date (or such earlier date as may be appropriate with respect to any portion of the Reorganization occurring prior to the Distribution Date) shall be allocated to HII and its Affiliates, and SpinCo and its Affiliates, in accordance with the Code and the Regulations (and any applicable U.S. state, local, or non-U.S. Law or regulation). HII shall reasonably determine the amounts and proper allocation of such attributes, and the Tax basis of the assets and liabilities transferred to SpinCo in connection with the Transactions, as of the Distribution Date or such other relevant date of a Reorganization transaction. HII and SpinCo agree to compute their Tax liabilities for taxable periods after the Distribution Date (or other relevant date) consistent with that determination and allocation, and treat the Tax Attributes and Tax Items as reflected on any federal (or applicable U.S. state, local or non-U.S.) Tax Return filed by the Parties as presumptively correct.

(e) If either Party would have been responsible for the payment of any Transaction Taxes pursuant to Section 2.01 or Section 2.02 but for the use of the Tax Attributes of the other Party (or its Subsidiaries), the Party that would have been responsible for such Transaction Taxes shall pay to the other Party the amount of Transaction Taxes that would have been due and payable without taking into account such Tax Attributes.

(f) HII shall reasonably determine the amount of Ordinary Taxes attributable to any entity, group or business by assuming that a Tax Return would be prepared and filed with respect to the relevant entity, group or business on a standalone basis, without regard to any Joint Return that will actually be filed, utilizing only the Tax Attributes allocated to the relevant entity, group or business and not any Tax Attributes allocated to any other entity, group or business.

(g) Except as otherwise provided in this Agreement, HII shall be permitted to make all decisions, determinations and allocations relating to the matters set forth in this Agreement in its reasonable discretion and shall not be limited by past practice.

ARTICLE III

Tax Returns, Tax Contests and Other Administrative Matters

SECTION 3.01. Responsibility for Preparing Tax Returns.

(a) HII shall make all determinations with respect to and have ultimate control over the preparation of all (i) Honeywell Separate Returns for all taxable periods and (ii) Joint Returns. If SpinCo is responsible for filing any such Tax Return described in Section 3.01(a)(ii) under Section 3.02(a), HII shall, subject to Section 3.01(d), promptly deliver such prepared Tax Return to SpinCo reasonably in advance of the applicable filing deadline.

(b) Except as provided in Section 3.01(a), SpinCo shall have ultimate control over the preparation of all Tax Returns for the SpinCo Group for all taxable periods. If HII is responsible for filing any such Tax Return under Section 3.02(a), SpinCo shall, subject to Section 3.01(d), promptly deliver such prepared Tax Return to HII reasonably in advance of the applicable filing deadline.

(c) To the extent that any Tax Return described in Section 3.01(a) or (b) is required to be filed by a Party other than the Tax Return Preparer or directly relates to matters for which another Party may have an indemnification obligation to the Tax Return Preparer or that may give rise to a refund to which that other Party would be entitled, under this Agreement, the Tax Return Preparer shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (A) as required by applicable Law or to correct any clear error, (B) as a result of changes or elections made on any Tax Return of a HII Consolidated Group that do not relate primarily to the SpinCo Group or (C) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the Tax Return; (iv) consider in good faith any reasonable comments made by the other Party; and (v) not file any such Tax Return without the consent of the other Party (which consent not to be unreasonably withheld, conditioned or delayed).

(d) The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return as soon as practically possible. If the Parties are unable to resolve their differences, then the Parties shall collectively select an independent accounting firm (the “Accounting Firm”) and shall instruct the Accounting Firm to use its best efforts to prepare the relevant portions of the Tax Return on behalf of the Tax Return Preparer in compliance with Section 3.01(c) as promptly as practically possible. All determinations of the Accounting Firm relating to the disputed items, absent fraud, shall be final and binding on the Parties.

(e) SpinCo shall provide to HII all information related to members of the SpinCo Group that is reasonably requested by HII and required to complete any Tax Return which is the responsibility of HII pursuant to Section 3.01(a), in the format reasonably requested by HII, and at least 60 days prior to the due date (including extensions) of the relevant Tax Return. In particular, the SpinCo Group tax department will support HII with respect to data collection and compilation requirements. The dates for submissions to HII required in this section may be modified by mutual agreement of HII and SpinCo.

(f) Each Party shall bear its own expenses in connection with the preparation of Tax Returns pursuant to this Section 3.01; provided that expenses incurred with respect to Tax Returns under Section 3.01(a)(ii) shall be borne by the Parties as determined by HII in its sole discretion.

SECTION 3.02. Filing of Tax Returns and Payment of Taxes.

(a) Each Party shall execute and timely file each Tax Return that it is responsible for filing under applicable Law and shall timely pay to the relevant Taxing Authority any amount shown as due on each such Tax Return. The obligation to make payments pursuant to this Section 3.02(a) shall not affect a Party’s right, if any, to receive payments under Section 3.02(b) or otherwise be indemnified under this Agreement.

(b) In addition to its obligations under Section 3.01(c), the Tax Return Preparer shall, no later than 5 business days before the due date (including extensions) of any Tax Return described in Section 3.01(a) or (b), notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return (i) if the Tax Return Preparer is responsible for filing such Tax Return under Section 3.02(a), for which the other Party must indemnify the Tax Return Preparer under this Agreement or (ii) if the other Party is responsible for filing such Tax Return under Section 3.02(a), which the other Party must so pay, as the case may be. The other Party shall pay any amounts described under Section 3.02(b)(i) to the Tax Return Preparer no later than five days before the due date (including extensions timely applied for) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.02(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(c) No member of the SpinCo Group shall file, amend, withdraw, revoke or otherwise alter any Tax Return of any HII Consolidated Group.

(d) No member of the SpinCo Group shall file, amend, withdraw, revoke or otherwise alter any Tax Return of the SpinCo Group or any member thereof to the extent such Tax Return relates to the Pre-Distribution Tax Period without the prior written consent of HII, which consent shall not be unreasonably withheld or delayed.

(e) Subject to Section 3.03, in the case of any adjustment pursuant to a Determination with respect to any such Tax Return, the party that filed such Tax Return under Section 3.02(a) shall pay to the applicable Taxing Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Determination. The Tax Return Preparer shall compute the amount attributable to the SpinCo Group in accordance with Section 2 of this Agreement and SpinCo shall pay to HII any amount due to HII (or HII shall pay SpinCo any amount due to SpinCo) under Section 2 of this Agreement within thirty business days from the later of (i) the date the additional Tax was paid by the relevant Party or, in an instance where no cash payment is due to a Taxing Authority, the date of such Determination, or (ii) the date of receipt of a written notice and demand from the relevant Party for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 3.02(e) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the relevant Party (or, in an instance where no cash payment is due to a Taxing Authority, the date of such Determination) to the date of the payment under this Section 3.02(e).

(f) The Parties shall report the Transactions for all Tax purposes in a manner consistent with the Tax Opinions/Rulings, unless, and only to the extent, a different position is required pursuant to a Final Determination. HII shall determine the Tax treatment to be reported on any Tax Return of any Tax issue relating to the Transactions that is not covered by the Tax Opinions/Rulings.

SECTION 3.03. Tax Contests.

(a) HII or SpinCo, as applicable, shall, within 10 business days of becoming aware of any Tax Contest (including a Transaction Tax Contest) that could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement, notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.03(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) HII shall have the exclusive right to control the conduct and settlement of any Tax Contest (including a Transaction Tax Contest) (i) that relates solely or primarily to Taxes that are the responsibility of HII pursuant to Article II, (ii) that relates to the “net tax liability” of HII under Section 965(h)(6)(A), or (iii) at HII’s election, that may reasonably be expected to materially affect amounts for which both HII and SpinCo are liable under Article II; provided that SpinCo shall have the right, at its sole expense, to participate in and advise on all aspects of any Tax Contest HII elects to control under clause (iii) above, but only in connection with matters relating to potential material liability of a member the SpinCo Group, and, if SpinCo would have liability for a material amount of Taxes as a result of the proposed settlement of any such Tax Contest, HII shall not settle such Tax Contest without the consent of SpinCo (not to be unreasonably withheld, conditioned or delayed). HII shall notify SpinCo within 10 days of becoming aware of a Tax Contest under Section 3.03(b)(iii) if HII does not elect to control such Tax Contest; provided that HII shall have the right to assume control of any such Tax Contest and to settle, compromise and/or concede such Tax Contest, if HII reasonably determines that (i) as a result of subsequent developments the expected Tax liability exposure of any member of the Honeywell Group resulting from such Tax Contest has materially increased; (ii) SpinCo has failed to adequately and properly manage the conduct of such Tax Contest or (iii) an event has occurred during such Tax Contest that could adversely affect HII in any material respect.

(c) SpinCo shall have the exclusive right to control the conduct and settlement of any Tax Contest (including a Transaction Tax Contest) (i) that relates solely to Taxes that are the responsibility of SpinCo pursuant to Article II, (ii) that could not reasonably be expected to materially affect amounts for which HII is liable under Article II, or (iii) that HII does not elect to control under Section 3.03(b)(iii); provided that HII shall have the right, at its sole expense, to participate in and advise on all aspects of such Tax Contests and may coordinate discussions with the relevant Taxing Authority with respect thereto, and, with respect to Tax Contests under clause (iii) above, SpinCo shall not settle any such Tax Contest without the consent of HII (not to be unreasonably withheld, conditioned or delayed).

SECTION 3.04. Expenses. Each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Transaction Taxes, which shall be governed by Article II.

ARTICLE IV

Tax Matters Relating to the Transactions

SECTION 4.01. Mutual Representations. Each Party represents that it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, after consultation with a Tax Advisor, is inconsistent with the qualification of any step of the Transactions for its Intended Tax Treatment, the Tax Opinions/Rulings or the covenants set forth in this Agreement.

SECTION 4.02. Mutual Covenants.

(a) Each Party shall use its reasonable best efforts to cause the Tax Opinions to be issued, including by executing the Tax Opinion Representations requested by Cleary Gottlieb Steen & Hamilton LLP and KPMG LLP, that are true and correct.

(b) Except as otherwise expressly required or permitted by the Separation Agreement, this Agreement or any other Ancillary Agreement, after the Distribution neither Party shall take or fail to take, or cause or permit its respective Subsidiaries to take or fail to take, any action, if such action or omission would (i) violate, be inconsistent with or cause to be untrue any covenant, representation, information or statement in any Tax Opinions/Rulings or a letter or certificate that forms the basis therefor, or (ii) adversely affect, or be reasonably likely to adversely affect, or be inconsistent with, the Intended Tax Treatment of the Transactions.

SECTION 4.03. Restricted Actions.

(a) Subject to Section 4.04, during the period beginning on the Distribution Date and ending on, and including, the last day of the two-year period following the Distribution Date (the “Restricted Period”), SpinCo shall not (and shall not cause or permit any member of the SpinCo Group to), in a single transaction or a series of transactions:

(i) enter into any Proposed Acquisition Transaction;

(ii) take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which no member of the SpinCo Group is a party (including by (A) redeeming rights under a shareholder rights plan, (B) making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, any “fair price” or other provision of SpinCo’s charter or bylaws or otherwise);

(iii) liquidate or partially liquidate SpinCo, any Section 355 Entity, or any ATB Entity, whether by merger, consolidation or otherwise (provided that, for the avoidance of doubt, a merger of another entity into a member of the SpinCo Group shall not constitute an action described in this Section 4.03(a)(iii));

(iv) cause or permit any ATB Entity to cease to engage in the Active Trade or Business;

(v) sell or transfer (A) 50% or more of the gross assets that are held by any ATB Entity and are used in the Active Trade or Business, (B) 50% or more of the gross assets of the “separate affiliated group” (within the meaning of Section 355(b) (3)(B) of the Code) of SpinCo (the “SpinCo SAG”) held immediately before the Distribution (provided, however, that the foregoing shall not apply to sales, transfers or dispositions of assets to any member of the SpinCo SAG) or (C) any lesser amount if that sale or transfer could reasonably be expected to result in a significant and material change to, or termination of, the Active Trade or Business immediately after the Distribution Date;

(vi) dispose of or permit an Affiliate of SpinCo to dispose of, directly or indirectly, any interest in any ATB Entity or permit any such ATB Entity to make or revoke any election under Regulations Section 301.7701-3;

(vii) redeem or otherwise repurchase (directly or indirectly) any SpinCo Stock, except to the extent such redemptions or repurchases meet the following requirements: (A) those redemptions or purchases are for business reasons unrelated to the Distribution, (B) SpinCo Stock to be purchased is widely held, (C) those redemptions or purchases will be made on the open market and (D) the aggregate amount of those redemptions or purchases will be less than 20% of the total value of the outstanding SpinCo Stock; or

(viii) amend its certificate of incorporation (or other organizational documents), or take any other action, affecting the relative voting rights of the separate classes of SpinCo Stock; provided, however, that this clause (vii) shall not be deemed to be violated upon SpinCo’s adoption of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11.

(b) (i) For purposes of this Agreement, “Proposed Acquisition Transaction” means any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions, whether any such transaction is to occur during or after the Restricted Period) as determined for purposes of Section 355(e) of the Code, in connection with which (A) any member of the SpinCo Group would merge or consolidate with any Person other than any other member of the SpinCo Group, (B) any member of the SpinCo Group would form one or more joint ventures with any Person other than any other member of the SpinCo Group in which, in the aggregate, more than 40% of the gross assets of the SpinCo Group are transferred to such joint ventures or (C) one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, an interest in the equity of any Section 355 Entity that, when combined with any other acquisitions of any such Section 355 Entity that occur after the Distribution (but excluding any other acquisition described in clause (ii)) comprises 40% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in such Section 355 Entity for U.S. Federal income tax purposes immediately after such transaction or, in the case of a series of related transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of equity in any Section 355 Entity and any amendment to the certificate of incorporation (or other organizational documents) of such Section 355 Entity shall be treated as an indirect acquisition of such stock by any shareholder to the extent such shareholder’s percentage interest in the issuer for U.S. Federal income tax purposes increases by vote or value.

(ii) Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by SpinCo of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, (y) transfers on an established market of SpinCo Stock that are described in Safe Harbor VII of Section 1.355-7(d) of the Regulations or

(z) issuances of SpinCo Stock that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations; provided, however, that such transaction or series of transactions shall constitute a Proposed Acquisition Transaction if meaningful factual diligence is necessary to establish that Section 4.03(b)(ii)(x), (y) or (z) applies.

(c) SpinCo shall not take or fail to take any action (including any Internal Restructuring described in Section 4.03(d)), during the Restricted Period, that would reasonably be expected to increase the Tax liability of the Honeywell Group in connection with the Transactions and shall not undertake any transaction that is not in the ordinary course of business and that would result in any member of the Honeywell Group reporting additional income under Sections 951 or 951A of the Code.

(d) If SpinCo merges or consolidates with another entity to form a new entity, references in this Agreement to SpinCo shall be to that new entity and SpinCo Stock shall refer to the capital stock or other relevant instruments or rights of that new entity.

(e) The provisions of this Section 4.03, including the definition of a “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355 of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355 of the Code or the Regulations thereunder shall be incorporated into this Section 4.03 and its interpretation.

SECTION 4.04. Consent to Take Certain Restricted Actions.

(a) SpinCo may (and may cause or permit a member of the SpinCo Group to) take an action otherwise prohibited under Section 4.03(a) if HII consents in writing, which consent shall be at HII’s sole discretion. For the avoidance of doubt, HII’s written consent pursuant to this Section 4.04(a) shall not in any way relieve SpinCo of its indemnification obligations under Section 2.02(b).

(b) HII may, at its sole discretion and as a condition to granting its written consent pursuant to Section 4.04(a), require SpinCo to provide Satisfactory Guidance; provided, however, the provision of Satisfactory Guidance shall not obligate HII to grant its written consent pursuant to Section 4.04(a).

(c) For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion concluding that the proposed action will not cause any step of the Transactions to fail to qualify for its Intended Tax Treatment. Such Ruling or Unqualified Tax Opinion will constitute Satisfactory Guidance only if they are satisfactory to HII at its sole discretion in both form and substance, including with respect to any underlying assumptions or representations and any legal analysis contained therein.

(d) For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by HII. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions/Rulings, unless such reliance would be unreasonable under the circumstances, and shall assume that each of the applicable Transactions would have qualified for its Intended Tax Treatment if the action in question did not occur.

SECTION 4.05. Procedures Regarding Opinions and Rulings.

(a) If SpinCo notifies HII that it desires to take a restricted action described in Section 4.03(a) and HII requires Satisfactory Guidance as a condition to consenting to such restricted action pursuant to Section 4.04(b), HII shall use commercially reasonable efforts to expeditiously obtain, or assist SpinCo in obtaining, such Satisfactory Guidance. Notwithstanding the foregoing, HII shall not be required to take any action pursuant to this Section 4.05(a) if, upon request, SpinCo fails to certify that all information and representations relating to SpinCo or any member of the SpinCo Group in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. SpinCo shall bear all costs and expenses of securing any such Satisfactory Guidance and shall reimburse HII for all reasonable out-of-pocket costs and expenses incurred by HII or any Subsidiary of HII in obtaining Satisfactory Guidance within 10 business days after receiving an invoice from HII therefor.

(b) Notwithstanding anything herein to the contrary, SpinCo shall not seek a Ruling (whether or not relating to the Transactions) if HII determines that there is a reasonable possibility that such action could have a significant adverse impact on HII or any Subsidiary of HII.

(c) HII shall have exclusive control over the process of obtaining any Ruling relating to the Transactions and neither SpinCo nor any of its Affiliates shall independently seek any guidance concerning the Transactions from any Taxing Authority at any time. In connection with any Ruling relating to the Transactions that can reasonably be expected to affect SpinCo’s liabilities under this Agreement, HII shall (i) keep SpinCo informed of all material actions taken or proposed to be taken by HII, (ii) reasonably in advance of the submission of any Ruling request provide SpinCo with a draft thereof, consider SpinCo’s comments on such draft, and provide SpinCo with a final copy, and (iii) provide SpinCo with notice reasonably in advance of, and permit SpinCo to attend, any formally scheduled meetings with the IRS or other relevant Taxing Authority (subject to the approval of the IRS or other relevant Taxing Authority, as applicable) that relate to such Ruling.

SECTION 4.06. Notification and Certification Regarding Certain Acquisition Transactions. If SpinCo proposes to enter into any 10% Acquisition Transaction or take any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the 30-month period following the Distribution Date, SpinCo shall undertake in good faith to provide HII, no later than 10 business days following the signing of any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without written agreement, with a written description of such transaction (including the type and amount of SpinCo Stock to be acquired) and a brief explanation as to why SpinCo believes that such transaction, considered together with any related transactions, does not result in the application of Section 355(e) or 355(f) of the Code to the Transactions. For purposes of this Section 4.06, “10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 40%.

SECTION 4.07. Reporting. HII and SpinCo shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Regulations) to report each of the applicable Transactions as qualifying for its Intended Tax Treatment and (ii) absent a change of Law or an applicable Determination, otherwise not take any position on any Tax Return that is inconsistent with such qualification.

SECTION 4.08. Tax Treatment of Certain Amounts Paid Pursuant to the EMA. Amounts paid pursuant to the EMA shall be treated in the manner described in the EMA.

SECTION 4.09. Protective Section 336(e) Election.

(a) HII will make a Protective Section 336(e) Election with respect to the Distribution. Accordingly, the Parties agree that this Agreement constitutes a written, binding agreement to make a Protective Section 336(e) Election as contemplated by Section 1.336-2(h)(1)(i) of the Regulations. SpinCo will cooperate with HII to facilitate the making of such election.

(b) If SpinCo realizes a Tax benefit from the step-up in Tax basis resulting from a failure of the Distribution to qualify (in whole or in part) for its Intended Tax Treatment and the election described in Section 4.09(a), unless SpinCo has indemnified HII for the resulting Transaction Taxes under Section 2.02(b), SpinCo shall make quarterly payments to HII in an amount equal to 100 percent of the actual Tax savings arising from the step-up in Tax basis resulting from the Protective Section 336(e) Election , as and when realized and determined on a “with and without” basis (treating any deductions or amortization attributable to the step-up in Tax basis resulting from the Protective Section 336(e) Election as the last items claimed for any taxable period, including after the utilization of any available net operating loss carryforwards), net of any reasonable out-of-pocket expenses necessary to secure such Tax savings.

SECTION 4.10. Gain Recognition Agreements. SpinCo will not take any action (including the sale or disposition of any stock, securities or other assets), or permit its Affiliates to take any such action, and SpinCo will not fail to take any action or permit its Affiliates to fail to take any action that would cause HII or any of its Affiliates or SpinCo or any of its Affiliates to recognize gain under any Gain Recognition Agreement.

ARTICLE V

Procedural Matters

SECTION 5.01. Cooperation.

(a) Each Party shall cooperate with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(i) retaining until the expiration of the relevant statute of limitations (including extensions) of records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Contest or the filing of a Tax Return, obtaining a Tax opinion or private letter ruling (except as otherwise provided in Section 4.05(b)), or other matters covered by this Agreement, including certification (provided in such form as may be required by applicable law or reasonably requested and made to the best of a Party’s knowledge) of the accuracy and completeness of the information it has supplied;

(iii) the use of the Parties’ reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing;

(iv) providing the other Party reasonable access to Records and to its current or former personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement;

(v) making determinations with respect to actions described in Section 4.03(a) as promptly as practicable; and

(vi) notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

(b) SpinCo shall cooperate with HII and take any and all actions reasonably requested by HII in connection with obtaining the Tax Opinions (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided, that SpinCo shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(c) Any information or documents provided under this Section 5.01 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest. Notwithstanding any other provision of this Agreement, the Separation Agreement or any Ancillary Agreement, (i) neither HII nor any Affiliate of HII shall be required to provide SpinCo or any Affiliate of SpinCo or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to SpinCo, the business or assets of SpinCo or any Affiliate of SpinCo, (ii) in no event shall HII or any Affiliate of HII be required to provide SpinCo, any Affiliate of SpinCo or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege, and (iii) in no event shall SpinCo or any Affiliate of SpinCo be required to provide HII, any Affiliate of HII or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that HII determines that the provision of any information or documents to SpinCo or any Affiliate of SpinCo, or SpinCo determines that the provision of any information or documents to HII or any Affiliate of HII, could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Section 5.01 in a manner that avoids any such harm or consequence.

(d) If any member of the SpinCo Group supplies information to a member of the Honeywell Group in connection with a Tax liability and an officer of a member of the Honeywell Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Honeywell Group identifying the information being so relied upon, the chief financial officer of SpinCo (or any officer of SpinCo as designated by the chief financial officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

(e) If any member of the Honeywell Group supplies information to a member of the SpinCo Group in connection with a Tax liability and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of HII (or any officer of HII as designated by the chief financial officer of HII) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

(f) If a Party fails to comply with any of its obligations set forth in this Section 5.01 upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the nonperforming Party shall be liable in full for such additional Taxes.

(g) To the extent that SpinCo makes a request pursuant to this Section 5.01 that requires HII to incur any costs and expenses (including costs and expenses related to employee time to respond to such request, and, for the avoidance of doubt, any costs and expenses incurred by HII for services of any third party engaged by HII to assist with such request), SpinCo shall reimburse the HII for all such costs and expenses, including a reasonable hourly charge for employee time. To the extent HII obtains the services of any third party to assist with such a request, HII shall select such third party in its sole discretion. Nothing contained in this Agreement, including this Section 5.01, shall be construed to permit SpinCo access to Honeywell Separate Returns.

SECTION 5.02. Interest. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, as applicable, for the relevant period.

SECTION 5.03. Indemnification Claims and Payments.

(a) An Indemnitee shall be entitled to make a claim for payment with respect to Taxes under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonable accuracy the amount of such payment (including as a result of the finalization of a Tax Return before filing). Except as otherwise provided in Sections 3.02(b) and 3.03, the Indemnitee shall provide to the Indemnifying Party notice of such claim within 60 business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

(b) Except as otherwise provided in Sections 3.02(b) and 3.03, the Indemnifying Party shall make the claimed payment to the Indemnitee within 30 business days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(c) A failure by an Indemnitee to give notice as provided in Section 3.02(b), 3.03 or 5.03(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(d) Nothing in this Section 5.03 shall prejudice a Party’s right to receive payments pursuant to Section 3.02(b) or 3.03.

SECTION 5.04. Amount of Indemnity Payments. The amount of any Indemnity Payment shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee resulting from the incurrence of the liability in respect of which the Indemnity Payment is made and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee resulting from the receipt of the Indemnity Payment, including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations, and any Taxes imposed on additional amounts payable pursuant to this clause (ii). For purposes of calculating the amount of any Tax benefit or Tax cost, the applicable Indemnitee shall be deemed to be subject to the maximum applicable statutory Tax rate in the applicable jurisdiction in the taxable year in which such Tax benefit or Tax cost was realized and any Tax attributes of such Indemnitee shall be disregarded.

SECTION 5.05. Treatment of Indemnity Payments. Except as provided herein, any Indemnity Payment (other than any portion of a payment that represents interest accruing after the Distribution Date) shall be treated by HII and SpinCo for all Tax purposes as a distribution from SpinCo to HII immediately prior to the Distribution (if such payment is made by SpinCo to HII) or as a contribution from HII to SpinCo immediately prior to the Distribution (if such payment is made by HII to SpinCo), except as otherwise required by applicable Law or a Determination. For the avoidance of doubt, amounts paid pursuant to the Indemnification Agreement shall be treated in the manner described in the Indemnification Agreement. All Parties hereto shall, and shall cause their Affiliates to, file all Tax returns on a basis consistent with the foregoing, and neither any Party nor an Affiliate shall take any Tax position inconsistent with this Section 5.05.

SECTION 5.06. Tax Disputes. Notwithstanding Section 6.08, this Section 5.06 shall govern the resolution of any dispute arising between the Parties in connection with this Agreement (a “Tax Dispute”), other than a dispute (i) relating to liability for Transaction Taxes (ii) in which the amount of liability in dispute exceeds $20 million or (iii) relating to a Tax Return as described in Section 3.01(d). The Parties shall negotiate in good faith to resolve any Tax Dispute for 45 calendar days (unless earlier resolved). Upon notice of either Party after 45 calendar days, the matter will be referred to an Accounting Firm acceptable to both Parties. The Accounting Firm may, in its discretion, obtain the services of any third party necessary to assist it in resolving the Tax Dispute. The Parties shall instruct the Accounting Firm to furnish notice to each Party of its resolution of the Tax Dispute as soon as practicable, but in any event no later than 60 calendar days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Accounting Firm shall be shared equally by the Parties.

ARTICLE VI

Miscellaneous

SECTION 6.01. Disposition of SpinCo Subsidiaries. In the event that SpinCo disposes of the stock of a Subsidiary that is not a Party to this Agreement (i) without receiving compensation equal to the fair market value of such Subsidiary, prior to the disposition, such Subsidiary shall deliver to HII an executed agreement, in a form reasonably acceptable to HII, agreeing to be bound by this Agreement as if it had been an original Party hereto or (ii) in an exchange intended to result in the receipt of compensation equal to the fair market value of such Subsidiary, prior to the disposition, such Subsidiary shall deliver to HII an executed agreement, in a form reasonably acceptable to HII, agreeing to be bound by Section 5.01 and Article VI of this Agreement as if it had been an original Party hereto.

SECTION 6.02. Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Separation Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.

SECTION 6.03. Applicability. This Agreement shall not apply before the Distribution.

SECTION 6.04. Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 6.05. Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

SECTION 6.06. Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by Section 8.09 of the Separation Agreement.

SECTION 6.07. Counterparts; Entire Agreement.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Separation Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

SECTION 6.08. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 5.06, each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 6.09. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.09.

SECTION 6.10. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 6.10 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 6.11. Third-Party Beneficiaries.

(a) The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 6.12. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to HII, to:

Honeywell International Inc.

115 Tabor Road

Morris Plains, NJ 07950

Attn: Vice President, Tax and General Tax Counsel

e-mail: Jamie.DiStefano@honeywell.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza New York, NY 10006

Attn: Jason R. Factor, Esq.

e-mail: jfactor@cgsh.com

If to SpinCo, to:

Resideo Technologies, Inc.

[                ]

Attn: General Counsel

e-mail: [                ]

with a copy to: [                ]

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 6.13. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 6.14. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.15. Waivers of Default. No failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 6.16. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, HII shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. SpinCo shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither HII nor SpinCo would have entered into this Agreement.

SECTION 6.17. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 6.18. Interpretation. The rules of interpretation set forth in Section 12.17 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH OF THE APPLICABLE TRANSACTIONS QUALIFIES FOR ITS INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

SECTION 6.19. Compliance by Subsidiaries. The Parties shall cause their respective Subsidiaries to comply with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HONEYWELL INTERNATIONAL INC.,

By:
Name: Title:

RESIDEO TECHNOLOGIES, INC.,

By:
Name: Title: